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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                August 31, 1998
              (Date of Report (Date of Earliest Event Reported) )


                      KEYSTONE AUTOMOTIVE INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

  California                       0-28568                    95-2920557
(State or other               (Commission File             (I.R.S. Employer
jurisdiction of                    Number)               Identification Number)
incorporation)

                            700 East Bonita Avenue
                           Pomona, California  91767
             (Address of principal executive offices)  (Zip Code)

                                (909) 624-8041
             (Registrant's telephone number, including area code)


Item 2.   ACQUISITION OR DISPOSITION OF ASSETS.

          On August 31, 1998, pursuant to a Stock Acquisition Agreement dated August 3, 1998, Republic Automotive Parts, Inc. ("RAP"), a wholly-owned subsidiary of Keystone Automotive Industries, Inc. ("Registrant"), sold all of the issued and outstanding shares of capital stock of RAP's wholly-owned subsidiary, Republic Automotive Parts Sales, Inc. ("RAPS"), and certain related assets, to General Parts, Inc. for cash in the approximate amount of $45.3 million. This payment is subject to a post-closing adjustment based upon the preparation of a final adjusted closing balance sheet. RAP retained, and will be responsible to pay, all accounts payable of RAPS and its wholly-owned subsidiary Republic Automotive Parts Distribution, Inc. ("RAPD").

          RAPS and RAPD conducted RAP's automotive aftermarket mechanical parts operations located in Alaska, Arizona, California, Iowa, Illinois, Indiana, Michigan, Missouri and Pennsylvania. In a separate sale consummated on August 31, 1998, RAP sold certain mechanical parts distribution operations in Minnesota, Wisconsin and Michigan to Automotive Parts Headquarters, Inc. for cash in the approximate amount of $4.7 million. As a result of these two transactions, all that remains of RAP's mechanical parts distribution operations is a distribution center in Denver, Colorado.

Item 7.   FINANCIAL STATEMENTS AND EXHIBITS.
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     (b)  PRO-FORMA FINANCIAL INFORMATION.

          The pro-forma financial information required pursuant to Item 7(b) of Form 8-K is incorporated by reference to the Item 7.(b) Pro Forma Financial Information set forth in Registrant's Form 8-K/A filed with the Securities and Exchange Commission on September 10, 1998.

     (c)  EXHIBITS

          2.1 Stock Acquisition Agreement dated August 3, 1998 by and among Keystone Automotive Industries, Inc., Republic Automotive Parts, Inc., Republic Automotive Parts Distribution, Inc. and General Parts, Inc. All schedules to the Stock Acquisition Agreement have been omitted per Item 601(b)(2) of Regulation S-K and the Registrant agrees to furnish the Commission, supplementally, with a copy of any omitted schedule upon request.


                                  SIGNATURES

          Under the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  September 14, 1998

                              KEYSTONE AUTOMOTIVE INDUSTRIES, INC.



                              By  /s/ James C. Lockwood
                                  ----------------------------
                                      James C. Lockwood
                                      Vice President